GRC International, Inc.
Statement of Computation of Earnings Per Share
(in thousands, except for per share amounts)

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                                                                   QTR ENDING                 YTD ENDING
                                                               3/31/99    3/31/98          3/31/99    3/31/98
                                                               ------------------          ------------------

BASIC
Weighted Average Number of Shares of Common
           Stock Outstanding                                    10,238      9,803           10,225      9,737

Income (Loss) from Continuing Operations                         1,290      3,548            7,420      6,711
Income (Loss) from Discontinued Operations                          26        ---              220        758
                                                             ---------------------      ----------------------
Net Income (Loss)                                                1,316      3,548            7,640      7,469
                                                             =====================      ======================

Per Share Amount:
Income (Loss) from Continuing Operations                          0.13       0.36             0.73       0.68
Income (Loss) from Discontinued Operations                         ---        ---             0.02       0.08
                                                             ---------------------      ----------------------
Net Income (Loss)                                                 0.13       0.36             0.75       0.76
                                                             =====================      ======================


FULLY DILUTED

Weighted Average Number of Shares of Common
           Stock Outstanding                                    10,238      9,803           10,225      9,737
Net Effect of Dilutive Stock Options Based on the Treasury
           Stock Method Using Average Market Price                 293        138              244        138
Net Effect of Convertible Debenture Based on the
           if Converted Method                                     ---        325              ---        385
                                                             ---------------------      ----------------------
Weighted Average Shares Outstanding                             10,531     10,266           10,468     10,260
                                                             =====================      ======================
Income (Loss) from Continuing Operations                         1,290      3,548            7,420      6,711
Interest and Amortization on Convertible Debenture                 ---         47              ---        213
Adjusted Income (Loss) from Continuing Operations                1,290      2,595            7,420      6,924
Income (Loss) from Discontinuing Operations                                   ---
                                                                    26                         220        758
                                                             ---------------------      ----------------------
Adjusted Net Income (Loss)                                       1,316      3,595            7,640      7,682
                                                             =====================      ======================

Per Share Amount:
Adjusted Income (Loss) from Continuing Operations                 0.12       0.35             0.71       0.68
Income (Loss) from Discontinuing Operations                        ---        ---             0.02       0.07
                                                             ---------------------      ----------------------
Adjusted Net Income (Loss)                                        0.12       0.35             0.73       0.75
                                                             =====================      ======================
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